THE GOLDFIELD CORPORATION
AMENDED AND RESTATED PERFORMANCE-BASED BONUS PLAN
Amended and Restated Effective January 1, 2016
I.PURPOSE
The purpose of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan (the “Plan”) is to enhance the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance. The Plan is designed to focus a select group of the Company’s officers and key employees on the establishment and implementation of strategic plans that will help ensure the Company’s continued growth, profitability and the achievement of superior results by linking a portion of their compensation to the success of the Company. Accordingly, the Plan is designed to provide participants with incentive compensation opportunities, as determined by the Committee, that focus on individual and team contributions through the measurement of specific financial and other performance goals that are consistent with the Company’s corporate objectives.
Bonus Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code. However, Bonus Awards under the Plan may be made or paid under circumstances that do not qualify as performance-based compensation.
II.DEFINITIONS
In addition to terms defined elsewhere in this Plan, the following terms shall have the meanings indicated for purposes of the Plan:
“BASE COMPENSATION” means a Participant’s annual base salary earned during the applicable Plan Year.
“BENEFICIARY” means the person designated by a Participant in writing as the Participant’s beneficiary.
“BOARD” means the Board of Directors of the Company, as constituted from time to time.
“BONUS AWARD” means the bonus, if any, as determined by the Committee, to be paid to a Participant with respect to a Performance Period.
“CODE” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
“COMMITTEE” means the Benefits and Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan.
“COMPANY” means The Goldfield Corporation and any successor thereto, including its Subsidiaries.
“DETERMINATION DATE” means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date must be a date on which the outcome of the Performance Goals are substantially uncertain.
“GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“NEGATIVE DISCRETION” means the discretion of the Committee to reduce or eliminate the size of a Bonus Award.
“PARTICIPANT” means each officer or key employees of the Company who is designated by the Committee as eligible to participate in the Plan and, subject to the Committee’s sole discretion, entitled to receive Bonus Awards under the Plan with respect to a specific Performance Period.
“PERFORMANCE CRITERIA” means the performance criteria upon which Company and individual Performance Goals applicable for a particular Performance Period are based, as described in Article VII.
“PERFORMANCE GOALS” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals must be based upon one or more Performance Criteria applicable for the Performance Period, as described in Article VII.

“PERFORMANCE PERIOD” means the period for which performance is calculated, which unless otherwise indicated by the Committee will be the Plan Year.
“PLAN” means The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan.
“PLAN YEAR” means the fiscal year of the Company, which commences on January 1 and ends on December 31.
“SUBSIDIARY” means any corporation, partnership, limited liability company or other entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof, or (b) if a partnership, limited liability company or other entity, fifty (50) percent or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company and its Subsidiaries will be deemed to have fifty (50) percent or more ownership interest in a partnership, limited liability company or business entity if the Company and its Subsidiaries are allocated fifty (50) percent or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.
“TARGET BONUS LEVEL” means, for any Performance Period, the fixed dollar amount or the percentage of the Participant’s Base Compensation deemed by the Committee to be the Target Bonus Level for the Participant for such Performance Period.
“TOTAL DISABILITY” means a Participant’s incapacity due to physical or mental illness, which entitles the Participant to long-term disability benefits under the Company’s long-term disability plan, or, if no such plan is then in place, incapacity that causes the Participant to be absent from his duties on a full time basis for 90 consecutive days or as otherwise provided pursuant to an employment agreement between the Participant and the Company and/or a Subsidiary.
III.EFFECTIVE DATE OF PLAN
The Plan is effective as of January 1, 2016. The Plan is an amendment and restatement of, and supersedes, the Company’s Performance-Based Bonus Plan, previously effective January 1, 2002. The Plan will remain in effect until it has been terminated pursuant to Article IX.
IV.PLAN ADMINISTRATION
The Plan will be administered by the Committee, which must consist of not less than two members of the Board, each of whom must qualify as an “outside director” under Section 162(m) of the Code.
Subject to the provisions of the Plan and applicable law, the Committee has the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Bonus Award; (iii) determine whether, to what extent, and under what circumstances Bonus Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Bonus Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, and must be given the maximum deference permitted by law.
The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Bonus Awards to executive officers; (ii) make Bonus Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Article VIII in accordance with Section 162(m) of the Code.
No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith in connection with the administration or interpretation of the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability

(including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.
V.PARTICIPANTS
Participants will be selected by the Committee from among officers and key employees working at or for the Company or a Subsidiary who are in a position to make significant contributions to the success of the Company.
The Committee, in its discretion, will select, no later than the Determination Date, the Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
Notwithstanding any other provision of the Plan, the Committee may grant a Bonus Award after the Determination Date to a newly hired or newly eligible Participant. Such Bonus Award may or may not qualify as performance-based compensation under Section 162(m) of the Code.
VI.TARGET BONUS LEVELS
Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Article V above), the Committee, in its sole discretion, will establish the Target Bonus Level for each Participant for the Performance Period, the payment of which will be conditioned on the achievement of the Performance Goals for the Performance Period.
Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Article V above), the Committee, in its sole discretion, will establish in writing the Performance Goals for each Participant for the Performance Period and will prescribe a formula for determining the percentage of the Target Bonus Level which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals must be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
Establishment of a Target Bonus Level for a Participant for a Performance Period shall not imply or require that the same Target Bonus Level for such Participant be set for any subsequent Performance Period. The Target Bonus Level for a Participant who becomes a Participant after the beginning of a Performance Period shall be adjusted as necessary to reflect the partial period of participation.
The Committee is authorized, in its sole discretion, to adjust or modify the calculation of one or more Performance Goals for a Performance Period in connection with any one or more of the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period; and (f) acquisitions or divestitures. Except as the Committee may otherwise determine, no adjustment may be made if the effect would be to cause a Bonus Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.
VII.PERFORMANCE GOALS
For each Performance Period and with respect to each Participant, the Committee shall (a) select one or more quantitative components and/or individual components that shall serve as Performance Goals for that Performance Period (each, a “Performance Criteria”), (b) determine the conditions necessary for attainment of any Performance Goals and (c) if more than one Performance Goal is selected for a Participant, determine the weight given each such goal in determining the Participant’s Bonus Award.
Quantitative Components: The Committee is responsible for defining the performance measures which support or correspond with the Company’s financial goals, as expressed in the Company’s annual business plan for the Plan Year. In general, quantitative measures of the Company’s financial performance during a Plan Year shall be selected by the Committee on a year-to-year basis and may include one or more of the following: shareholder value, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, net interest income, net interest margin, net interest spread, non-performing assets, total assets, operating expenses, other expenses, other income, loan income, fee income, and any sub-categories or ratios of or between any of the above, on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation.
Individual Components: Individual performance measures may be established for each Participant. These measures shall relate to the strategic objectives and/or special projects of the Company and/or a Subsidiary, as applicable, and shall be weighted according to their importance to the Company and/or Subsidiary and the impact of the Participant on their achievement.
The Performance Goals shall be established in writing not later than the Determination Date.
VIII.PAYMENT OF BONUS AWARDS
(a)    Following the completion of each Performance Period, the Committee will determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b)    To the extent that the Performance Goals are achieved, the Committee must certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and will then determine, in accordance with the prescribed formula, the amount of each Participant’s Bonus Award.
(c)    In determining the amount of each Bonus Award, the Committee may reduce or eliminate the amount of the Bonus Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.
(d)    In no event may the amount of a Bonus Award for any Performance Period exceed the Target Bonus Level, except to the extent the Committee determines to pay an amount that does not qualify as performance-based compensation under Section 162(m) of the Code.
(e)    As soon as practicable following the Committee’s certification for the applicable Performance Period, each Participant will receive a cash lump sum payment of his or her Bonus Award, less required withholding; provided, however, that unless otherwise determined by the Committee, Bonus Awards shall be paid by not later than March 15. Except to the extent the Committee determines to pay a Bonus Award to a Participant for any reason in the Committee’s sole discretion, (1) no Bonus Award may be paid to any Participant who is not actively employed by the Company or a Subsidiary on the date that Bonus Awards are paid, and (2) if a Participant’s employment terminates for any reason (including death, Total Disability or retirement) prior to the date that Bonus Awards are paid, all of the Participant’s rights to a Bonus Award for the Performance Period will be forfeited. Any amounts to which a Participant is entitled shall be paid to the Participant or his Beneficiary or, in the absence of such designation, to his estate.
IX.AMENDMENT OR TERMINATION OF THE PLAN
The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires stockholder approval in order for Bonus Awards under the Plan to qualify as performance-based compensation under Section 162(m) of the Code will be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment may adversely affect the rights of any Participant to Bonus Awards allocated prior to such amendment, suspension or termination.
X.MISCELLANEOUS PROVISIONS
A.Limitation of Rights
No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan’s administration shall be deemed to confer on any Participant the right to continue in the Company’s and/or a Subsidiary’s employ or to affect the right of the Company and/or a Subsidiary to terminate any such Participant’s employment or service. The Plan shall not be treated as an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not establish any fund to assist it in paying any Bonus Awards, and no Participant or any other person shall have any right to any specific assets or funds of the Company to satisfy the payment of a Bonus Award. It is expressly understood that participants are at will employees and do not have a property right or interest in this Plan.
B.Disputes
If a Participant has a dispute regarding his Bonus Award under the Plan, he should prepare a written request for review addressed to the Committee. The request for review must include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Committee will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.
C.Withholding Taxes; Offset
The Company has the right to withhold from any Bonus Award any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Bonus Award. If at any time prior to any payment a Participant is indebted to the Company (including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), the Company has the right to offset against the payment amount the amount of the Participant’s indebtedness.
D.Assignment
No Participant shall have any right or power to pledge or assign any rights, privileges, or Bonus Awards provided for under the Plan.
E.Unfunded Status
Nothing contained in the Plan, and no action taken pursuant to its provisions, creates or may be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right is no greater than the right of an unsecured general creditor of the Company. All payments to be made under Bonus Awards will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.
F.Gender and Number
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
G.Governing Law
This Plan shall be governed by the laws of the State of Florida, without regards to the conflict of law principles thereof.
H.Section 162(m) of the Code; Bifurcation of the Plan
It is the intent of the Company that the Plan and the Bonus Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Bonus Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.
I.Section 409A of the Code
It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. Notwithstanding anything to the contrary contained in the Plan, in the event that any Bonus Award does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.